Exhibit 10.5

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into, as of the “Effective Date” (as defined below) between Daseke, Inc., a Delaware corporation (the “Company”), and Jason Bates (“Employee” and with the Company, collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Employee was employed by the Company pursuant to an Employment Agreement, dated April 20, 2020, between the Company and Employee (the “Employment Agreement”); and

WHEREAS, the Parties wish to resolve all matters related to Employee’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.
Separation; Final Pay; COBRA.
(a)
Employee’s employment as Executive Vice President and Chief Financial Officer of the Company, as well as from all other officer, director and employment positions that Employee held at or through the Company, and any of its parents, subsidiaries or affiliates, ceased effective as of September 19, 2022 (the “Separation Date”). Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.
(b)
Regardless of whether Employee executes this Agreement, the Company shall timely pay to Employee, minus applicable withholdings and authorized or required deductions: (i) all Base Salary (as defined in the Employment Agreement) earned by Employee through the Separation Date, (ii) payment for any accrued but unused vacation earned by Employee through the Separation Date, and (iii) subject to the terms and conditions of any benefit plans in which Employee may be participating in as of the Separation Date, any post-employment benefits required to be provided pursuant to the terms of those plans.
(c)
The Separation Date shall be the termination date of Employee’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its affiliates or subsidiaries. Employee will receive under separate cover information regarding Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Employee acknowledges that Employee should review the COBRA notice and election forms carefully to understand Employee’s rights and obligations to make timely elections, provide timely notification and make timely premium payments.
2.
Separation Payment. As full, sufficient and complete consideration for Employee’s promises and releases contained herein, provided that (i) Employee complies with this Agreement, (ii) the “ADEA Release” (as defined below) becomes effective pursuant to its terms, and (iii) Employee continues to comply with the Restrictive Covenants (as defined below), the Company

4866-8072-4788.3

shall pay to Employee the sum of $3,700,000, less all applicable withholdings and authorized or required deductions, in a single lump sum no later than sixty (60) calendar days after the ADEA Release Effective Date (the “Severance Payment”).
3.
Forfeiture of Outstanding Equity Awards.
(a)
Employee and the Company are party to the following equity award agreements (collectively, the “Award Agreements”): (i) that certain Non-Qualified Stock Option Award Agreement, dated as of April 20, 2020, pursuant to which Employee was granted an option to purchase 186,300 shares of the Company’s common stock, at an exercise price per share of $1.38 (the “Make-Whole Award”); (ii) that certain Non-Qualified Stock Option Award Agreement, dated as of April 20, 2020, pursuant to which Employee was granted an option to purchase 223,600 shares of the Company’s common stock, at an exercise price per share of $1.38 (the “Target Award”, and together with the Make-Whole Award, the “Option Award Agreements”); (iii) that certain Performance Stock Unit Award Agreement, dated as of April 23, 2020, pursuant to which Employee was granted 388,500 performance-based restricted stock units (“PSUs”, and such agreement, the “Turn-Around Award”); (iv) that certain Restricted Stock Unit Award Agreement, dated as of June 25, 2021, pursuant to which Employee was granted 26,589 time-based restricted stock units (“RSUs”, and such agreement, the “2021 RSU Award Agreement”); (v) that certain Performance Stock Unit Award Agreement, dated as of June 25, 2021, pursuant to which Employee was granted 39,883 PSUs (the “2021 PSU Award Agreement”); (vi) that certain Restricted Stock Unit Award Agreement, dated as of March 1, 2022, pursuant to which Employee was granted 28,194 RSUs (the “2022 RSU Award Agreement”, and together with the 2021 RSU Award Agreement, the “RSU Award Agreements”); and (vii) that certain Performance Stock Unit Award Agreement, dated as of March 1, 2022, pursuant to which Employee was granted 42,291 PSUs (the “2022 PSU Award Agreement”, and together with the Turn-Around Award and the 2021 PSU Award Agreement, the “PSU Award Agreements”).
(b)
Notwithstanding anything to the contrary contained in the Employment Agreement, the Award Agreements or the Company’s 2017 Omnibus Incentive Plan, as amended and restated (the “Plan”), Employee and the Company hereby acknowledge and agree that, effective as of the Separation Date, (i) all vested and unvested options granted pursuant to the Option Award Agreements, (ii) all unvested RSUs granted pursuant to the RSU Award Agreements, and (iii) all vested and unvested PSUs granted pursuant to the PSU Award Agreements shall, in each case, immediately be forfeited and cancelled for no additional consideration. For the avoidance of doubt, Employee acknowledges and agrees that Employee has no further rights, payments, or benefits owed to Employee under the Plan, the Award Agreements or any other equity compensation plans or agreements with the Company or any other Released Party (as defined below).
4.
Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that (i) Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company or any other Released Party, (ii) Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed by the Company or any other Released

4866-8072-4788.3

Party, including all payments arising out of all incentive plans and any other bonus arrangements, and (iii) Employee is waiving the ninety (90) day notice period set forth in Section 5(b) of the Employment Agreement. For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Severance Payment but for Employee’s entry into this Agreement. For the further avoidance of doubt, Employee acknowledges and agrees that Employee has received all sums that Employee has been owed and ever could be owed pursuant to the Employment Agreement.
5.
Continued Effectiveness of Restrictive Covenants. Employee acknowledges that he has made certain commitments with respect to non-disclosure of information, non-competition, non-solicitation, non-disparagement and assignment of inventions, as set forth in Sections 8, 9 and 10 of the Employment Agreement (collectively, the “Restrictive Covenants”). Employee acknowledges and agrees that in connection with his employment with the Company, he has obtained Confidential Information (as defined in the Employment Agreement). In entering into this Agreement, Employee acknowledges the validity, continued effectiveness and enforceability of the Restrictive Covenants, expressly reaffirms his commitment to abide by the Restrictive Covenants. Similarly, the Company acknowledges its commitment with respect to non-disparagement in Section 9 of the Employment Agreement. Notwithstanding anything to the contrary set forth herein, in the event Employee breaches any of the Restrictive Covenants, Employee shall immediately forfeit and have no further rights to the Severance Payment and, if such breach occurs following the payment of the Severance Payment to Employee pursuant to Section 2 hereof, Employee shall be obligated to repay to the Company the net (after-tax) amount of the Severance Payment within fifteen (15) days of the date of such breach.
6.
Release.
(a)
As a material inducement to the Company to enter into this Agreement, and for good and valuable consideration, including the Company’s agreement to provide the Severance Payment (or any portion thereof), Employee agrees that, to the maximum extent permitted by law, Employee, on behalf of Employee, and Employee’s heirs, beneficiaries, administrators, executors, trustees and assigns, shall, and hereby does, forever and irrevocably release and discharge the Company and each of its past, present and future parents, subsidiaries, affiliates, portfolio companies and funds, and each of their past, present and future respective owners, officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, insurers, attorneys, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Employee or any of Employee’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which Employee executes this Agreement; (ii) arising out of, or relating to, Employee’s employment with any Released Parties; (iii) arising out of, or relating to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to Employee or in which Employee may participate, including, but not limited to, any rights under

4866-8072-4788.3

bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, Employee’s termination of employment from any of the Released Parties; and/or (v) arising out of, or relating to, Employee’s status as an employee, member, officer or director of any of the Released Parties, including, but not limited to, any allegation, Claim or violation, arising under any federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract (including the Employment Agreement) or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.
(b)
Notwithstanding anything in this Agreement to the contrary, Employee’s release of Claims under the Age Discrimination in Employment Act, as amended (the “ADEA Release”) shall only become effective upon: (i) Employee’s separate signature set forth on the signature page of this Agreement reflecting Employee’s assent to Employee’s release of Claims under the ADEA and (ii) the occurrence of the ADEA Release Effective Date (as defined below).
(c)
Employee represents and agrees that Employee has not, by himself/herself or on Employee’s behalf, instituted, prosecuted, filed, or processed any litigation, Claims or proceedings against the Company or any Released Parties, nor has Employee encouraged or assisted anyone to institute, prosecute, file, or process any litigation, Claims or proceedings against the Company or any Released Parties. Nothing in this Section 6 shall release or impair (i) any Claim or right that may arise after the date of this Agreement; (ii) any vested benefits under a 401(k) plan on or prior to the Separation Date; (iii) any Claim or right Employee may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise; and (iv) any Claim which by law cannot be waived. Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency; provided that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(d)
Employee understands that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(e)
Employee represents that Employee has made no assignment or transfer of any right or Claim covered by this Section 6 and that Employee further agrees that Employee is not aware of any such right or Claim covered by this Section 6.

4866-8072-4788.3

(f)
Through the date upon which it executes this Agreement, the Company agrees that, to the maximum extent permitted by law, it does not have any known Claims against the Employee.
7.
No Cooperation with Non-Governmental Third Parties. Employee agrees that, to the maximum extent permitted by law, Employee will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any other Released Parties, and represents that Employee has not previously engaged in any such conduct.
8.
Cooperation. Employee agrees to be available and (a) cooperate truthfully and completely with the Company in any internal investigation or administrative, regulatory or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Employee’s employment with the Company or about which the Company otherwise believe Employee may have relevant information, including, but not limited to, appearing at interviews and/or depositions in all legal matters, including, but not limited to, regulatory and litigation proceedings relating to Employee’s employment or area of responsibility at the Company, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings; provided, however, that the Company will reimburse Employee for all reasonable travel expenses, including lodging and meals incidental to such testimony or interviews, and (b) cooperate fully with law enforcement and regulatory agencies in all matters dealing with Employee’s employment with the Company.
9.
Company Property. Employee acknowledges and agrees that Employee has returned, or will return within fifteen (15) days after signing this Agreement, all Company property and non-public, confidential, proprietary and/or trade secret information in Employee’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords; PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Employee prepared or obtained during the course of Employee’s employment with the Company. If Employee discovers any property of the Company or non-public, confidential, proprietary and/or trade secret information in Employee’s possession after the Effective Date, Employee shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information.
10.
No Admission of Liability; No Prevailing Party. The Parties agree that this Agreement is not to be construed as an admission of any wrongdoing or liability on the part of the Parties under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties. The Parties agree that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render the Parties a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.

4866-8072-4788.3

11.
Voluntary Execution. Employee acknowledges, certifies and agrees that: (a) Employee has carefully read this Agreement and fully understands all of its terms; (b) Employee had a reasonable amount of time to consider Employee’s decision to execute this Agreement; (c) in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; and (d) that Employee enters into this Agreement voluntarily, of Employee’s own free will, without any duress and with knowledge of its meaning and effect in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing this Agreement and not revoking the ADEA Release. Employee acknowledges that the Company has advised Employee to consult with an attorney prior to executing this Agreement and that Employee has consulted with Employee’s Counsel.
12.
Review Period. Employee has been given twenty-one (21) days from the date of Employee’s receipt of this Agreement to consider the terms of this Agreement, although Employee may sign it at any time sooner. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period. The first date upon which Employee and the Company have signed this Agreement, and the Company has received Employee’s signature, shall be the “Effective Date”. Employee has seven (7) calendar days after the date on which Employee initially executes this Agreement for purposes of the ADEA Release to revoke Employee’s consent to the ADEA Release. Such revocation must be in writing and must be emailed to Soumit Roy, General Counsel, at soumit@daseke.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. If Employee does not sign this Agreement for purposes of the ADEA Release or if Employee revokes Employee’s execution of this Agreement for purposes of the ADEA Release, the ADEA Release shall be null and void and the “ADEA Release Effective Date” (as defined below) shall not occur. Provided that Employee does not revoke Employee’s execution of this Agreement for purposes of the ADEA Release within such seven (7) day revocation period, this ADEA Release will become effective on the eighth (8th) calendar day after the date on which Employee signs this Agreement for purposes of the ADEA Release (the “ADEA Release Effective Date”).
13.
Permitted Disclosures. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates shall prohibit or restrict Employee or Employee’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or

4866-8072-4788.3

investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
14.
Tax Consequences. The Parties agree that the Company shall be entitled to withhold any amounts required to be withheld in respect of federal, state or local taxes with respect to any amounts payable to Employee hereunder. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
15.
Section 409A. It is the intention of the Parties that the payments or benefits payable under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, guidance and regulations promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith. Notwithstanding any other provision of this Agreement, in no event whatsoever shall the Company or any other Released Party be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.
16.
Successors and Assigns; Third-Party Beneficiaries. The Parties agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee. This Agreement may not be assigned by Employee. The Company may freely assign all rights and obligations of this Agreement to any affiliate or successor (including to a purchaser of assets). The Released Parties are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.
17.
No Oral Modifications. This Agreement shall not be modified except in writing signed by Employee and an authorized representative of the Company.
18.
Severability. If any terms of the above provisions of this Agreement (or portions thereof) are found null, void or inoperative, for any reason, the remaining provisions will remain

4866-8072-4788.3

in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.
19.
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.
20.
Governing Law; Dispute Resolution. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. Employee and the Company acknowledge and agree that the obligations set forth in Section 11 (Arbitration) of the Employment Agreement shall continue in full force and effect after the Separation Date and shall be applicable to this Agreement; provided, that Section 3 of this Agreement and any claims related to the equity awards described therein shall be governed by the choice of law and dispute resolutions set forth in Award Agreements and the Plan, as applicable. THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
21.
Entire Agreement. This Agreement (and the Employment Agreement to the extent referenced in Sections 5 and 20 above) constitute the complete and entire agreement and understanding of the Parties, and supersede in their entirety any and all prior understandings, negotiations, commitments, obligations and/or agreements, whether written or oral, between the Parties. The Parties represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth in this Agreement, with regard to the subject matter, basis or effect of this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Restrictive Covenants shall continue in full force and effect following the Separation Date. Except as expressly set forth herein, effective as of the Separation Date, the Employment Agreement is hereby terminated, cancelled and of no further force or effect.

* * * *

4866-8072-4788.3

Exhibit 10.5

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the below-indicated date(s).

DASEKE, INC.

/s/ Jonathan Shepko	9/22/2022
(Signature)	Date

Name: Jonathan Shepko

Title: Chief Executive Officer

NOT TO BE EXECUTED

PRIOR TO THE SEPARATION DATE

JASON BATES

/s/ Jason Bates	9/22/2022
Jason Bates	Date

AGREED AND ACKNOWLEDGED
WITH RESPECT TO ADEA RELEASE

JASON BATES

/s/ Jason Bates	9/22/2022
Jason Bates	Date

4866-8072-4788.3